Exhibit 99.1

FOR IMMEDIATE RELEASE

Cidara Reports First Quarter 2016 Financial Results and Provides Corporate Update

SAN DIEGO, May 12, 2016 – Cidara Therapeutics, Inc. (Nasdaq: CDTX), a biotechnology company developing novel anti-infectives and immunotherapies to treat fungal and other infections, today reported financial results for the three months ended March 31, 2016 and provided an update on its corporate activities and product pipeline.

First Quarter 2016 and Subsequent Highlights

•

Phase 2 Candidemia Clinical Trial On Track: Cidara conducted an End-of-Phase 1 meeting with the FDA and has begun clinical site initiation visits for its international Phase 2 clinical trial in Candidemia, the STRIVE study.

•

Initiation of a Phase 2 Clinical Trial of CD101 Topical Expected in mid-2016: Cidara plans to commence a Phase 2 comparative clinical trial in vulvovaginal candidiasis (VVC) with CD101 topical, the RADIANT study, in mid-2016.

•

Presented Data from Antifungal Drug Development at ECCMID 2016: Cidara presented data from preclinical and clinical studies of CD101 at the European Congress of Clinical Microbiology and Infectious Diseases (ECCMID), including results from the Phase 1 dose-escalation study.

•

Announced Positive Data from Multiple Dose Phase 1 Clinical Trial of CD101 IV:  Cidara announced positive data from a Phase 1 multiple ascending dose clinical trial of CD101 IV in healthy volunteers. CD101 IV was well tolerated across the entire dose range and no serious or severe adverse events were observed. Importantly, the results support high exposure, once-weekly dosing of CD101 IV.

•

Received Orphan Drug Designation for CD101 IV in Candidemia and Invasive Candidiasis: Cidara announced that the U.S. Food and Drug Administration (FDA) has awarded orphan drug designation to CD101 IV for the treatment of candidemia and invasive candidiasis.

“Cidara made excellent progress in the first quarter of 2016 and continued to execute on its corporate strategy,” said Jeff Stein, Ph.D., president and CEO of Cidara. “The results from our Phase 1 clinical studies of CD101 IV support the need for a safe, high exposure, once-weekly echinocandin and enable initiation of our Phase 2 STRIVE trial.  We are also on track to initiate our Phase 2 RADIANT study of CD101 topical in vulvovaginal candidiasis by mid-2016 and continue to make progress with our CloudbreakTM immunotherapy platform.”

First Quarter 2016 Financial Results

•	Cash, cash equivalents and short term investments totaled $96.7 million as of March 31, 2016, compared with $107.5 million as of December 31, 2015.

•

Research and development expenses were $7.2 million for the three months ended March 31, 2016, compared to $4.9 million for the same period in 2015. The increases were primarily attributable to development costs for our two product candidates, CD101 IV and CD101 topical, and included activities to prepare for both programs’ Phase 2 clinical trials.

•

General and administrative expenses were $2.7 million for the three months ended March 31, 2016, compared to $1.8 million for the same period in 2015. The increases resulted primarily from personnel-related costs to support the growth of our operating activities as well as the costs associated with being a public company.

•	Net loss for the three months ended March 31, 2016 was $9.8 million, compared to a net loss of $6.7 million for the first quarter of 2015.

•	As of April 30, 2016, Cidara had 13,854,792 common shares outstanding.

About Cidara Therapeutics

Cidara is a clinical stage biotechnology company focused on the discovery, development and commercialization of novel anti-infectives for the treatment of diseases that are inadequately addressed by current standard-of-care therapies. Cidara's initial product portfolio comprises two formulations of the company's novel echinocandin, CD101. CD101 IV is being developed as a once-weekly high exposure therapy for the treatment and prevention of serious, invasive fungal infections. CD101 topical is for the treatment of vulvovaginal candidiasis (VVC) and recurrent VVC (RVVC), a prevalent mucosal infection. In addition, Cidara has developed a proprietary immunotherapy platform, Cloudbreak™, designed to create compounds that direct a patient's immune cells to attack and eliminate pathogens that cause infectious disease. Cidara is headquartered in San Diego, California. For more information, please visit www.cidara.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding the effectiveness, safety, long-acting nature, anticipated human dosing and other attributes of CD101 IV and CD101 topical, and their potential to treat infections, as well as the intended design of current and future Cloudbreak compounds. Risks that contribute to the uncertain nature of the forward-looking statements include: the success and timing of Cidara’s preclinical studies and clinical trials; regulatory developments in the United States and foreign countries; changes in Cidara’s plans to develop and commercialize its product candidates; Cidara’s ability to obtain additional financing; Cidara’s ability to obtain and maintain intellectual property protection for its product candidates;

and the loss of key scientific or management personnel. These and other risks and uncertainties are described more fully in Cidara’s Form 10-K most recently filed with the United States Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. Cidara undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Cidara Therapeutics, Inc.

Condensed Consolidated Balance Sheets

	March 31, 2016	December 31, 2015
(In thousands)	(unaudited)
ASSETS
Cash, cash equivalents, and short-term investments	$96,658	$107,514
Other current assets	859	704
Non-current assets	1,706	1,756
Total assets	$99,223	$109,974

LIABILITIES AND STOCKHOLDERS' EQUITY
Total liabilities	$4,145	$6,062
Stockholders' equity	95,078	103,912
Total liabilities and stockholders' equity	$99,223	$109,974

Cidara Therapeutics, Inc.

Condensed Consolidated Statements of Operations

	Three months ended March 31,
(In thousands, except share and per share data)	2016	2015
Operating expenses:
Research and development	$7,189	$4,935
General and administrative	2,696	1,797
Total operating expenses	9,885	6,732
Loss from operations	(9,885)	(6,732)
Other income (expense):
Interest income (expense), net	96	(5)
Total other income (expense)	96	(5)
Net loss	$(9,789)	$(6,737)
Net loss per share, basic and diluted	$(0.71)	$(5.92)
Weighted average shares outstanding used to compute net loss per share, basic and diluted	13,807,825	1,138,911

INVESTOR CONTACT:

Robert H. Uhl

Westwicke Partners, LLC

Managing Director

(858) 356-5932

robert.uhl@westwicke.com

MEDIA CONTACT:

Mike Beyer

Sam Brown Inc.

(312) 961-2502

mikebeyer@sambrown.com

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